Exhibit 3.1

CERTIFICATE OF ELIMINATION OF CERTIFICATE OF DESIGNATIONS OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

HOSPIRA, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

Hospira, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.                                      Pursuant to the authority vested in the board of directors of the Corporation (the “Board”) by the Restated Certificate of Incorporation of the Corporation, the Board previously adopted resolutions creating and authorizing the issuance of a series of 4,000,000 shares of preferred stock, par value $0.01 per share, designated as “Series A Junior Participating Preferred Stock”, and fixing the designations, powers, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions thereof.

2.                                      On April 30, 2004, the Corporation filed a Certificate of Designations of Series A Junior Participating Preferred Stock (the “Certificate of Designations”) with respect to such Series A Junior Participating Preferred Stock with the Secretary of State of the State of Delaware.

3.                                      On February 26, 2014, the Board of Directors adopted the following resolutions:

“RESOLVED, that none of the authorized shares of Series A Junior Participating Preferred Stock of the Corporation (“Series A Preferred Stock”) are outstanding and none will be issued pursuant to the Certificate of Designations of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on or before April 30, 2004 (the “Certificate of Designations”); and

FURTHER RESOLVED, that the officers of the Corporation are authorized and directed to prepare, execute in the name and on behalf of the Corporation and file with the Secretary of State of the State of Delaware, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, a certificate setting forth this resolution for the purpose of eliminating from the Restated Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock.”

4.                                      No shares of Series A Junior Participating Preferred Stock are outstanding and none will be issued pursuant to the Certificate of Designations.

5.                                      In accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of the Corporation is hereby amended to eliminate all matters set forth in the Certificate of Designations with respect to the Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, Hospira, Inc. has caused this Certificate of Elimination to be executed by its duly authorized officer this 11th day of December, 2014.

HOSPIRA, INC.

By:	/s/ Royce Bedward
Name:	Royce Bedward
Title:	SVP, General Counsel and Secretary